Calculation of Filing Fee Tables
S-8
FORWARD AIR CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	2,000,000	$ 13.40	$ 26,800,000.00	0.0001381	$ 3,701.08
Total Offering Amounts:						$ 26,800,000.00		$ 3,701.08
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,701.08
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the Amount Registered in this Registration Statement on Form S-8 shall also cover any additional shares of the common stock, par value $0.01 per share ("Common Stock"), of Forward Air Corporation (the "Registrant") that become issuable under the Registrant's 2025 Omnibus Incentive Compensation Plan (as amended, the "Plan"), by reason of any stock dividend, stock split, recapitalization or other similar transaction. The Proposed Maximum Offering Price Per Unit and Maximum Aggregate Offering Price estimates are made pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee and are based upon the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Global Select Market on June 22, 2026, which date is within five business days prior to the filing of this Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources